Exhibit (h)(3)(gg)

AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT II

THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT II (the “Amendment”) is made as of April 1, 2014, by and between Pacific Life Funds (the “Trust”), a Delaware statutory trust, on behalf of the Funds of the Trust designated in Schedule A hereto, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.

WHEREAS, the Trust and Adviser are parties to the EXPENSE LIMITATION AGREEMENT II dated July 1, 2010, as amended from time to time (together, the “Agreement”); and

WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained in the Agreement and for other good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:

1)	The current Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

2)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.

3)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

[Remainder of page intentionally left blank, with signature page to immediately follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS, on behalf of the applicable Funds

By: /s/ Carleton J. Muench	By: /s/ Jane M. Guon
Name: Carleton J. Muench	Name: Jane M. Guon
Title: Vice President	Title: Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Carleton J. Muench	By: /s/ Jane M. Guon
Name: Carleton J. Muench	Name: Jane M. Guon
Title: Vice President	Title: Secretary

SCHEDULE A

PACIFIC LIFE FUNDS

OPERATING EXPENSE LIMITS UNDER EXPENSE LIMITATION AGREEMENT II

I.	Operating Expense Limits for Class A, B, C, and R shares:

	Maximum Operating Expense Limit (as a Percentage of average daily net assets)
	through 7/31/2015	8/ 1/2015 through 7/31/2023
PL Portfolio Optimization Conservative Fund	0.15%	0.30%
PL Portfolio Optimization Moderate-Conservative Fund	0.15%	0.30%
PL Portfolio Optimization Moderate Fund	0.15%	0.30%
PL Portfolio Optimization Moderate-Aggressive Fund	0.15%	0.30%
PL Portfolio Optimization Aggressive Fund	0.15%	0.30%

II.	Operating Expense Limits for Class P shares:

	Maximum Operating Expense Limit (as a Percentage of average daily net assets)
	through 7/31/2015	8/ 1/2015 through 7/31/2022
PL Floating Rate Loan Fund	0.15%	0.30%
PL Small-Cap Value Fund	0.15%	0.30%
PL Main Street® Core Fund	0.15%	0.30%
PL Emerging Markets Fund	0.15%	0.30%
PL Small-Cap Growth Fund	0.15%	0.30%
PL International Value Fund	0.15%	0.30%
PL Large-Cap Value Fund	0.15%	0.30%
PL Short Duration Bond Fund	0.15%	0.30%
PL Growth Fund	0.15%	0.30%
PL Mid-Cap Equity Fund	0.15%	0.30%
PL International Large-Cap Fund	0.15%	0.30%
PL Managed Bond Fund	0.15%	0.30%
PL Inflation Managed Fund	0.15%	0.30%
PL Large-Cap Growth Fund	0.15%	0.30%
PL Comstock Fund	0.15%	0.30%
PL Mid-Cap Growth Fund PL Real Estate Fund	0.15%	0.30%
PL Emerging Markets Debt Fund	0.15%	0.30%

III.	Operating Expense Limits for Advisor Class shares:

	Maximum Operating Expense Limit (as a Percentage of average daily net assets)
	through 7/31/2015	8/1/2015 through 12/31/2015	1/1/2016 through 7/31/2023
PL Portfolio Optimization Conservative Fund	0.15%	0.20%	0.30%
PL Portfolio Optimization Moderate-Conservative Fund	0.15%	0.20%	0.30%
PL Portfolio Optimization Moderate Fund	0.15%	0.20%	0.30%
PL Portfolio Optimization Moderate-Aggressive Fund	0.15%	0.20%	0.30%
PL Portfolio Optimization Aggressive Fund	0.15%	0.20%	0.30%

Effective: April 1, 2014

A-1